Exhibit 99.1

           Ultralife Batteries, Inc. Reports Fourth Quarter
     Results - Operating Income Amounts to $2.3 Million on Record
Revenues of $24.0 Million; Full Year 2003 Revenues Reach $79.5 Million

   NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 5, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $2.3 million on record quarterly revenues of $24.0 million for its fourth quarter ended December 31, 2003. Net income was $2.2 million, or $0.15 per diluted share. For the comparable period last year, the Company reported an operating loss of $1.7 million and a net loss of $0.4 million, or $0.03 per share.
   Revenues for the fourth quarter nearly tripled to $24.0 million compared to $8.8 million in the same quarter last year on the strength of orders for HiRate(R) batteries, mainly the BA-5390 batteries used by military organizations in a variety of communications and weapons systems. Gross margin rose to $5.3 million, or 22% of revenues, compared with $0.8 million, or 9% of revenues, in the same period last year reflecting sales and production volume increases and improved manufacturing efficiencies. Operating expenses were $3.0 million, an increase of $0.5 million over last year due to increased selling and administrative costs associated with managing a growing business.

   Full year 2003 financial highlights include:

   --  Revenues reached $79.5 million, up 140% over 2002

   -- Gross margin increased nearly six-fold to $17.1 million from $2.9 million in 2002

   --  As a percent of revenues, gross margin expanded from 9% to 22%

   -- Operating income was $6.0 million, or 7.5% of revenues, compared to an operating loss of $21.8 million, including a $14.3 million impairment charge, in 2002

   -- Net income amounted to $6.4 million, or $0.46 per diluted share, versus a net loss of $22.4 million, or $1.75 per share, in 2002

   "We hit the ground running at the beginning of 2003, breaking through to profitability in the first quarter, and have not slowed down," said John Kavazanjian, president and chief executive officer. "This year's outstanding performance is a clear affirmation of the strategy Ultralife put in place four years ago: improve manufacturing processes and asset management; target promising markets that are advantaged by our lithium technology - military, medical devices, automotive telematics, safety and security, and search and rescue; and, organize manufacturing operations to enable cost-efficient customization. To date, our dramatic success with the military market has enabled us to build volumes and establish a platform for growth into our targeted commercial sectors."
   Added Kavazanjian, "We are especially proud of having delivered four consecutive quarters of explosive revenue growth, operating profit, net income and positive operating cash flow in 2003. A combination of escalating demand from the military for portable electronic equipment, market share gains in the military market, expanding OEM relationships and orders for emerging commercial applications drove revenue growth. In addition, we demonstrated the returns to scale of the business model, achieving gross margin and operating margin expansion."

   Outlook

   For the first quarter ending March 27, 2004, management projects operating income will reach approximately $3.0 million on revenues of approximately $26.0 million. This compares to operating income of $0.6 million on revenues of $15.4 million in the comparable quarter in 2003. In addition, based on current order flow, the company anticipates sequential revenue growth for the second quarter. As a result, management now expects full year operating income of approximately $12 million on total revenues of approximately $104 million. This compares to the previous guidance for 2004 of $11 million in operating income on $100 million in sales.
   Kavazanjian concluded, "At Ultralife we have set our sights on moving toward $200 million in revenue over the next few years as we firmly establish our position as the leading supplier of power solutions for diverse applications that need high-energy density, reliable, non-rechargeable and rechargeable power sources, leveraging our expertise in lithium chemistries. By continuing to exploit opportunities in our target markets and gain manufacturing efficiencies, we intend to move toward a 15% operating margin within the next couple years."

   About Ultralife Batteries, Inc.

   Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
   Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
   This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
   Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

   Conference Call Information

   Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 5 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #331113, starting at 12:00 p.m. ET February 5 until 12:00 p.m. ET February 12.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------

                                     Three Month       Twelve Month
                                     Period Ended      Period Ended
                                  December December  December December
                                      31,      31,      31,      31,
                                     2003     2002     2003     2002
                                  -------- -------- -------- ---------

Revenues:
  Battery sales                   $24,015   $8,659  $78,598   $32,703
  Technology contracts                 23       93      852       336
                                  -------- -------- -------- ---------
Total revenues                     24,038    8,752   79,450    33,039

Cost of products sold:
  Battery costs                    18,720    7,965   61,920    29,895
  Technology contracts                  5       24      434       245
                                  -------- -------- -------- ---------
Total cost of products sold        18,725    7,989   62,354    30,140
                                  -------- -------- -------- ---------

Gross margin                        5,313      763   17,096     2,899

Operating expenses:
  Research and development            622      629    2,505     3,243
  Selling, general, and
   administrative                   2,363    1,872    8,610     7,177
  Impairment of long-lived assets       -        -        -    14,318
                                  -------- -------- -------- ---------
Total operating expenses            2,985    2,501   11,115    24,738
                                  -------- -------- -------- ---------

Operating income (loss)             2,328   (1,738)   5,981   (21,839)

Other income (expense):
  Interest, net                      (140)     (69)    (520)     (352)
  Equity loss in UTI                    -     (314)       -    (2,452)
  Gain on sale of UTI Stock             -    1,459        -     1,459
  Gain from forgiveness of debt /
   grant                                -        -      781         -
  Miscellaneous                       128      287      311       773
                                  -------- -------- -------- ---------
Income (loss) before income taxes   2,316     (375)   6,553   (22,411)

Income taxes                          106        -      106         -
                                  -------- -------- -------- ---------

Net income (loss)                  $2,210    $(375)  $6,447  $(22,411)
                                  ======== ======== ======== =========


Earnings (loss) per share - basic   $0.16   $(0.03)   $0.49    $(1.75)
                                  ======== ======== ======== =========
Earnings (loss) per share -
 diluted                            $0.15   $(0.03)   $0.46    $(1.75)
                                  ======== ======== ======== =========


Average shares outstanding - basic 13,501   12,825   13,132    12,786
                                  ======== ======== ======== =========
Average shares outstanding -
 diluted                           14,537   12,825   13,917    12,786
                                  ======== ======== ======== =========


                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------



                                                     December December
                                                        31,      31,
                       ASSETS                           2003     2002
                                                     -------- --------

Current assets:
   Cash and investments                                 $882   $1,374
   Trade accounts receivable, net                     17,803    6,200
   Inventories                                        10,209    5,813
   Prepaid expenses and other current assets           3,662      968
                                                     -------- --------
     Total current assets                             32,556   14,355

Property and equipment                                18,213   15,336

Other assets                                           1,583    1,683
                                                     -------- --------

   Total Assets                                      $52,352  $31,374
                                                     ======== ========

        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-term
    debt                                              $8,295     $816
   Accounts payable                                    6,385    4,283
   Other current liabilities                           3,174    2,045
                                                     -------- --------
      Total current liabilities                       17,854    7,144

Long-term debt and capital lease obligations              68    1,987

Shareholders' equity:
   Common stock, par value $0.10 per share             1,430    1,358
   Capital in excess of par value                    120,626  115,251
   Accumulated other comprehensive loss                 (723)  (1,016)
   Accumulated deficit                               (84,525) (90,972)
                                                     -------- --------
                                                      36,808   24,621
   Less --Treasury stock, at cost                      2,378    2,378
                                                     -------- --------
       Total shareholders' equity                     34,430   22,243
                                                     -------- --------

Total Liabilities and Shareholders' Equity           $52,352  $31,374
                                                     ======== ========

    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com